Exhibit 99.1

Calumet Announces Additions to Board of Directors

INDIANAPOLIS— (PR NEWSWIRE) — August 2, 2022 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”, “the Partnership”, “we”, “us”, “our”) announced today the appointment of Karen Twitchell and John (Jack) Boss to the Board of Directors effective August 2, 2022. Concurrently, Calumet announced that Robert (Bob) Funk has elected to retire from the Board of Directors.

“On behalf of everyone at Calumet, I’d like to thank Bob for his many years of service and significant contributions to the Partnership. We’ll particularly miss his operational expertise, wisdom and commitment to the success of Calumet,” said Steve Mawer, Executive Chairman. “When Bob notified us of his intent to retire several months ago, we began an extensive search as part of our orderly Board succession process. As a result of that search, we are delighted to add Karen and Jack as independent directors. Their addition will add strength and depth to the Board. Their skills, values and experiences will be tremendously helpful as they are aligned with our stated strategic objectives of standing up two best of breed businesses and de-levering Calumet’s balance sheet.”

Ms. Twitchell brings more than a dozen years of Board experience and 30 years of executive experience to the Board of Calumet. She was Chair of the Board of Trecora Resources (NYSE: TREC), a petrochemical and specialty wax manufacturer, until the sale of the company in June 2022. In addition, she serves on the Board of Kraton Corp and HMTX Industries. Previously she served on KMG Chemicals’ (NYSE: KMG) Board. From 2010 to 2013, Ms. Twitchell was Executive Vice President and Chief Financial Officer of Landmark Aviation, a private equity-backed fixed base operator for the aviation industry. Prior to 2010, she was Vice President and Treasurer of LyondellBasell Industries/Lyondell Chemical Company. Ms. Twitchell has also held senior management positions in the aluminum and cement manufacturing industries. Ms. Twitchell has an MBA degree from Harvard Business School and a BA in Economics from Wellesley College.

Mr. Boss brings over 40 years of experience to the Board of Calumet. He is currently on the Board of Directors of Cooper-Standard (NYSE: CPS), Wabash National (NYSE: WNC) and Libbey, Inc. Most recently, he was President and CEO of Momentive Performance Materials, a specialty chemicals and materials business from 2014 until 2020. Prior to Momentive, he was President of Honeywell Safety Products from 2012 to 2014. He held various managerial roles within Honeywell’s Specialty Materials and Chemicals businesses from 2003 through 2014. Prior to Honeywell, he served as Vice President at Great Lakes Chemical Corporation. He also has experience at International Specialty Products, Allied Signal Corporation and Dresser Industries. Mr. Boss has an MBA from Rutgers University and a BS in Mechanical Engineering from West Virginia University.

About Calumet Specialty Products Partners, L.P.
Calumet manufacturers, formulates, and markets a diversified slate of specialty branded products to customers in various consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

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